Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation
PolyMASC Pharmaceuticals plc	England and Wales
Urigen, N.A., Inc. (as of July 13, 2007)	Delaware